Exhibit 10.1
PROMISSORY NOTE
THIS PROMISSORY NOTE OFFERED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND HAS NOT BEEN QUALIFIED UNDER THE SECURITIES LAWS OF .ANY STATE. THE PROMISSORY NOTE CANNOT BE OFFERED. SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION OR QUALIFICATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICA1 ION IS THEN AVAILABLE.
S2,000,000.00    October 25, 2022
For value received. Comstock Inc., a Nevada corporation (the “Borrower"), promises to pay to the order of Alvin Fund LLC ("Lender"), the principal amount of $2,000,000.00 together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.
1.Repayment. The principal amount of this promissory' note shall be payable in lawful money of the United States on or prior to October 25, 2023 (the “Maturity Date"). All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of this promissory note plus all unpaid accrued interest shall be due and payable on an Event of Default (as defined below).
2.Interest. Borrower promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 9% per annum. Interest shall be calculated on the basis of a 365-day year and number of days lapsed. Payment of accrued interest shall be due on the fifth (5th) Business Day (as defined below) of each month. "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or required by law to remain closed. Interest shall be payable in cash or restricted shares of common stock (“Shares") issued by the Borrower or a combination of cash and Shares, as determined by the Lender, in its sole discretion. Within three (3) days of the last Business Day of the month prior to the month in which accrued interest becomes due. the Lender shall provide written notice to the Borrower of the combination of cash and Shares to be paid. If and to the extent that interest is paid in the form of Shares, the number of Shares shall be equal to the dollar amount of the interest payment then pay able divided by the volume weighted average sales price of the Borrower’s common stock for the 20 trading days preceding the date of the interest payment. If an Event of Default (as defined below) has occurred and is continuing, interest on this promissory note shall accrue at a rate of 17% per annum (the “Default Rate") until such Event of Default is cured or this promissory note is paid in full.
3.Prepayment. Borrower may prepay the principal amount, or any portion thereof, in full or in part at any time without premium or penalty. .Any such prepayment shall be accompanied by accrued and unpaid interest on the principal amount, or such portion thereof, prepaid to the date of such prepayment. The Borrower shall be required to prepay this promissory note with the net cash proceeds received by the Borrower with respect to any sales of the Collateral (as defined below). The Borrower shall notify the Lender of any such sale and the estimated amount of such net proceeds within 30 days after such sale. The Borrower shall be required to prepay this Note with cash proceeds received by Borrower with respect to any sales of the Borrower’s non-mining assets, i.e., the Silver Springs properties and the Borrower’s interest in the Sierra Springs Opportunity Fund. Inc.
4.Collateral. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the payment obligations of the Borrower under this promissory note, the Borrower hereby pledges and grants to the Lender, a first-lien security interest in all of the Borrower’s right, title and interest in. to and under all of the property commonly referred to as the Dayton properties and more specifically listed in Exhibit A attached hereto (the “Collateral"). The Borrower shall record a deed of trust perfecting the secured interest hereunder within ten (10) days of the funding of this Note. The Borrower is expressly prohibited from encumbering the Collateral with any debt obligations or any other lien whatsoever without the written consent of the Borrower. The Borrower hereby represents and warrants that there are no liens presently encumbering the Collateral.
5.Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Lender and upon written notice to the Borrower (which election and notice shall not be required in the case of an Event of Default under Section 5(b) or 5(c)), this promissory note shall accelerate and ail principal and unpaid accrued interest shall become due and pay able. The occurrence of any one or more of the following shall constitute an “Event of Default".
(a)Borrower fails to pay timely any principal amount or unpaid accrued interest on the date the same becomes due and payable;
(b)The Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of. or relating to. debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;
(c)An involuntary petition is filed against the Borrower (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Borrower; or
(d)The Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness (other than indebtedness hereunder) having an aggregate principal amount of more than $250,000, or (B) fails to observe or perform any other agreement or condition relating to any such indebtedness, the effect of which default or other event is to cause, or to permit the holder or holders of such indebtedness to cause, with the giving of notice if required, such indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity.
6.Non-Negotiable Instrument. This obligation is not transferrable or negotiable except in accordance with the provisions of this section and is registered as to both principal and interest. Transfer of the obligation may be accomplished only by surrender of this promissory note and either the reissuance by the issuer of the promissory note or the issuance by the issuer of a new instrument to the new holder. This promissory note is intended to be treated as an obligation in registered form as defined in the Treasury Regulations Section 1.871- 14(c)(1)(i)(A). Accordingly, this promissory note is not negotiable by endorsement of the holder or any assignee of the holder. Prior to due presentment of this promissory note for transfer, the Borrower shall treat the Lender as the owner of such promissory7 note for the purpose of receiving payment of principal of and interest on the promissory note and for all other purposes whatsoever, whether or not the principal or interest of this promissory note is due (unless the Lender assigns or transfers this promissory note). Upon due presentment for transfer of this promissory note, the Borrower and the Lender shall execute and deliver in the name of the transferee or transferees a new promissory note for an aggregate principal amount equal to the total amount of principal and accrued but unpaid interest due to the Lender at the time of transfer. Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.
7.Closing Fee. In consideration of the Lender providing the financing hereunder, the Borrower shall issue Shares to the Lender. The number of Shares to be issued to the Lender shall be equal to $250,000 divided by the closing share price of the Borrower on the date that this Note is funded to the Borrower (the “Issued Shares"}. Such Issued Shares will be subject to the additional terms described on Exhibit B to this promissory note.
8.Waiver. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.
9.Notice. Any notices or communications to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered b\ hand, or deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, on or before two business days after its delivery by facsimile. All notices to the Borrower shall be addressed as set forth under such party's signature below.
10.Governing Law. This promissory note shall be governed by and construed under the laws of the State of Nevada (without giving effect to principles of conflicts of law).
11.Modification; Waiver. Any provision of this promissory note may be amended, waived or modified only upon the written consent of the Borrower and the Lender.

IN WITNESS WHEREOF, the undersigned has executed this promissory note to be effective as of the date first set forth above.

Alvin Fund LLC

By:	/s/ George Melas-Kyriazi
Name:	George Melas-Kyriazi,
Director

Address: c/o George Melas-Kyriazi,
215 West 98th Street. Apt. 10A
New York. NY 10025

Comstock Inc.:

By:	/s/Corrado DeGasperis
Name:	Corrado DeGasperis
Title:	Executive Chairman and CEO
Address: 117 American Flat Road
P.O. Box 1118
Virginia City, Nevada 89440
degasperis@comstockinc.com

EXHIBIT A
Collateral

Day ton Parcel	008-091-09
Lot 276	008-091-02
Lot 286	008-091-07
Metropolitan	016-121-01
Dondero 10	016-121-10
Dondero 25	016-121-25
Lot 287	008-091-03

EXHIBIT B
Issued Shares

Registration rights:
Registrable Shares:
All Issued Shares that are held by the Lender which are not transferrable within six (6) months after the issuance under Section 7 of the promissory note will be deemed "Registrable Shares” for a 30 day period immediately following such six (6) month period (the "Effectiveness Period'}.

Demand Registration:	During the Effectiveness Period, the Lender may request one registration by the Borrower of the Registrable Shares. Upon receipt of any such request notice, the Borrower will use commercially reasonable efforts to effect the prompt registration under the 1933 Act of the Registrable Shares which the Borrower has been so requested to register by the Lender. A registration will count for this purpose only if (i) all Registrable Shares requested to be registered arc registered, and (ii) it is closed, or withdrawn at the request of the Lender. Il shall be a condition precedent to the obligations of the Lender to take any action pursuant to this Exhibit B with respect to the Registrable Shares that the Lender shall furnish to the Borrower such information regarding itself, the Registrable Shares held by it. and the intended method of disposition of such securities as is reasonably required to effect the registration of such Registrable Shares.
Form S-3 Registration:
The Lender will have the right to require the Borrower to register on Form S-3. if available for use by the Borrower. Registrable Shares.
Notwithstanding the foregoing obligations, if the Borrower furnishes to the Lender a certificate signed by the Borrower’s Chief Executive Officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Borrower and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Borrower: (ii) require premature disclosure of material information that the Borrower has a bona fide business purpose for preserving as confidential; or (iii) render the Borrower unable to comply with requirements under the Securities Act or Exchange Act. then the Borrower shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after the request of the Lender is given.
Expenses:	The registration expenses (exclusive of stock transfer taxes, underwriting discounts and commissions) will be borne by the Borrower.
Underwriters:	The Lender shall have the right to select any managing underwriter(s) in connection with any Demand Registration.